Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	January 1, 2003 through January 31, 2003
Payment Date	February 25, 2003

Aggregate Amount Collected for the Collection Period
	Interest	$3,486,481.33
	Principal Collections	$48,254,545.39
	Substition Amounts	$—
	Additional Draws	$63,173,366.91
Application of Collected Amounts
Applied in the following order of priority:
(i)	Enhancer Premium		$157,150.53
(ii)	Noteholder’s Interest		$1,723,083.33
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$1,606,247.47
(v)	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase Payment from Excess Spread		$1,606,247.47
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances			Percentage Interest
	Beginning Note Balance		$1,200,000,000.00	98.63%
	Ending Note Balance		$1,200,000,000.00	97.44%
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$1,216,649,261.89
	Ending Pool Balance		$1,231,541,583.41
		Change	$(14,892,321.52)
	Beginning Principal Balance		$1,216,649,261.89
	Ending Principal Balance		$1,231,541,583.41
		Change	$(14,892,321.52)
	Beginning Additional Balance Increase		$15,581,807.07	1.28%
	Ending Additional Balance Increase		$28,867,881.12	2.34%

Delinquencies	#		$
Two statement cycle dates:		5		$200,096.67
Three statement cycle dates:		—		$—
Four statement cycle dates:		—		$—
Five statement cycle dates:		—		$—
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		—		$—
Additional Information
Net WAC Rate				3.45%
Overcollateralization Target				$15,000,000.00
Overcollateralization Amount				$31,541,583.41
Funding Account Ending Balance				$—
Gross CPR (1 mo. Annualized)				38.470%
Net CPR (1 mo. Annualized)				-15.719%
Draw Rate (1 mo. Annualized)				47.248%

FIRST UNION NATIONAL BANK,
as Administrator

By: Name: Title:	April Hughey Vice President